Exhibit 99.1

JCPENNEY REPORTS FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

Cautious Outlook for 2008; Focus Remains on Long-Term Growth Opportunities

Company Launches American LivingTM, a New Classic Traditional Lifestyle Brand

2007 Highlights

•	Maintained financial strength and flexibility to support growth initiatives
•	Reported full year earnings from continuing operations of $4.90 per share
•	Opened 50 new and relocated stores and renovated 65 existing stores
•	Expanded Sephora Inside JCPenney to 47 locations
•	Introduced exclusive brands Liz & Co, CONCEPTS by Claiborne, and C7P
•	Developed new private brands Ambrielle and Flirtitude
•	Launched “Every Day Matters” brand positioning

PLANO, Texas, Feb. 21, 2008 -- J. C. Penney Company, Inc. (NYSE: JCP) reported operating income of $729 million and earnings from continuing operations of $1.93 per share for the fourth quarter of 2007. Operating income as a percent of sales increased slightly in the quarter, although on a dollar basis it declined compared to last year’s 14-week fourth quarter. For the quarter, the impact of gross margin pressure resulting from a weak consumer spending environment was more than offset by effective control of operating expenses. For the full year, operating income was $1,888 million, or 9.5 per cent of sales, and earnings from continuing operations were $4.90 per share. Net income for this year’s fourth quarter and full year, including the impact of discontinued operations, was $1.93 and $4.93 per share, respectively.

“I am proud of what our team accomplished in 2007,” said Myron E. (Mike) Ullman III, chairman and chief executive officer of JCPenney. “Our ability to manage the business through difficult retail conditions is a tribute to our Associates around the country and validates the Long-Range Plan initiatives we have been implementing to become the retail industry leader in performance and execution.

“With no clear indication that the consumer environment will improve during 2008, we have taken a conservative approach to planning our business to maintain a balance between near-term economic realities and our long-term growth opportunities. To this end, we will remain focused on improving the customer experience in our stores and providing exciting, stylish merchandise at smart prices that will resonate well with our customers during this period. This approach will be seen in our new American Living concept and other launches we have planned over the course of the year. At the same time, we are taking prudent actions to grow our competitive market share with 36 new store openings under a moderated capital expenditure plan while remaining vigilant about managing both SG&A and inventory levels.”

Operating Performance

Total sales in the fourth quarter decreased 4.1 percent compared to last year’s 14-week period, while comparable store sales decreased 2.3 percent. The strongest merchandise results were in women’s and children’s apparel, and, geographically, the best performance was in the northwest region of the country. Internet sales through jcp.com continue to represent our fastest growing channel increasing 13.7 percent on a 13-week basis. The weakest performances were in fine jewelry and big-ticket home categories and in the southeast region of the country.

For the quarter, operating income as a percent of sales improved 10 basis points to 11.4 percent. Gross margin declined 180 basis points to 36.2 percent of sales and reflected pressure from a weak sales environment that led to increased promotional levels and in-season clearance activities. SG&A expenses were well-managed in the quarter, decreasing 11.3 percent from last year’s 14-week fourth quarter. As a percent of sales, total operating expenses improved 190 basis points to 24.8 percent of sales in the fourth quarter and benefited primarily from lower salary and related costs.

Interest expense for the quarter was $43 million, which was in line with initial expectations, and the effective tax rate was 37.2 percent.

Cash Flow and Financial Condition

The Company maintained its strong financial condition, with the flexibility to continue to support long-term growth initiatives. As of Feb. 2, 2008, the Company had cash and short-term investments of $2.5 billion and long-term debt, including $200 million of current maturities, of $3.7 billion. Merchandise inventories totaled $3.6 billion and were consistent with Company expectations, including levels of clearance merchandise. Inventory at the end of the year reflects increases associated with the opening of 50 new stores in 2007 and 10 stores that will open in the first quarter of 2008, as well as the launch of American Living across 40 merchandise categories. Including merchandise to support the American Living launch, comparable store inventories increased about two percent. For the year, cash flows from operating activities decreased compared to 2006, while full year capital expenditures were $1.2 billion, in line with expectations and higher than last year as a result of the accelerated new store program.

2008 Earnings Guidance

Management’s current guidance for the first quarter and full-year is as follows:

•	Total sales: increase slightly for the first quarter and low-single digits for the full year.
•	Comparable store sales: decrease low-single digits for both the first quarter and full year.
•	Operating income: as a percent of sales, operating income to decline for the first quarter and the full year, with the decrease resulting from pressure on both gross margin and operating expenses.
•	Interest expense: approximately $55 to $60 million per quarter, reflecting lower interest income from low short-term investment rates.
•	Income tax rate: approximately 38 percent for both the quarter and full year.
•	Average diluted shares: approximately 223 million average diluted shares of common stock for the first quarter and 224 million for the full year, including about 2 million common stock equivalents.
•	Earnings per share: in the range of $0.75 to $0.80 for the first quarter and in the range of $3.75 to $4.00 per share for the full year.
•	Cash Flow: cash flow from operating activities to decrease slightly for the year.
•	Capital Expenditures: approximately $1.0 billion for the full year, principally in support of new store growth and renovations of existing stores.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time web cast today, Feb. 21, 2008, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-582-2862 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 706-645-9291 -- Conference ID 8337170. The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,067 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, consumer spending patterns and debt levels, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	13 weeks	14 weeks		52 weeks	53 weeks
	ended	ended		ended	ended
	Feb. 2,	Feb. 3,	% Inc.	Feb. 2,	Feb. 3,	% Inc.
	2008	2007	(Dec.)	2008	2007	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$6,390	$6,664	(4.1)%	$19,860	$19,903	(0.2)%
Gross margin	2,311	2,535	(8.8)%	7,671	7,825	(2.0)%
Operating expenses:
Selling, general and administrative (SG&A)	1,475	1,662	(11.3)%	5,357	5,521	(3.0)%
Depreciation and amortization	116	115	0.9%	426	389	9.5%
Pre-opening	6	6	0.0%	46	27	70.4%
Real estate and other (income)	(15)	(4)	N/A	(46)	(34)	N/A
Total operating expenses	1,582	1,779	(11.1)%	5,783	5,903	(2.0)%
Operating income	729	756	(3.6)%	1,888	1,922	(1.8)%
Net interest expense	43	28	53.6%	153	130	17.7%
Bond premiums and unamortized costs	-	-	N/A	12	-	N/A
Income from continuing operations
before income taxes	686	728	(5.8)%	1,723	1,792	(3.9)%
Income tax expense	255	271	(5.9)%	618	658	(6.1)%
Income from continuing operations	$431	$457	(5.7)%	$1,105	$1,134	(2.6)%
Discontinued operations, net of income tax
(benefit)/expense of $-, $(16), $4, and $(17)	(1)	20	N/A	6	19	N/A
Net income	$430	$477	(9.9)%	$1,111	$1,153	(3.6)%

Earnings per share from continuing
operations - diluted	$1.93	$2.00	(3.5)%	$4.90	$4.88	0.4%

Earnings per share - diluted	$1.93	$2.09	(7.7)%	$4.93	$4.96	(0.6)%

FINANCIAL DATA:
Comparable store sales (decrease)/ increase(1)	(2.3)%	3.2%		0.0%	4.9%
Ratios as a % of sales:
Gross margin	36.2%	38.0%		38.6%	39.3%
SG&A expenses	23.1%	24.9%		27.0%	27.7%
Total operating expenses	24.8%	26.7%		29.1%	29.6%
Operating income	11.4%	11.3%		9.5%	9.7%
LIFO credit	$7	$16		$7	$16
Effective income tax rate for continuing operations	37.2%	37.2%		35.9%	36.7%

COMMON SHARES DATA:
Outstanding shares at end of period	221.7	225.5		221.7	225.5
Average shares outstanding (basic shares)	221.6	225.0		222.9	229.1
Average shares used for diluted EPS	222.9	228.4		225.3	232.2
Shares repurchased	-	-		5.1	11.3
Total cost of shares repurchased	$-	$-		$400	$750

(1)Comparable store sales include jcp.com sales and are calculated on a 13-week and 52-week basis.

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Feb. 2,	Feb. 3,
	2008	2007
SUMMARY BALANCE SHEETS:
Cash and short-term investments	$2,471	$2,747
Receivables	430	263
Merchandise inventory (net of LIFO reserves of $1 and $8)	3,641	3,400
Prepaid expenses	209	238
Property and equipment, net	4,959	4,162
Prepaid pension	2,030	1,235
Other assets	569	628
Total assets	$14,309	$12,673

Trade payables	$1,472	$1,366
Accrued expenses and other	1,663	1,692
Current maturities of long-term debt	203	434
Long-term debt	3,505	3,010
Long-term deferred taxes	1,463	1,206
Other liabilities	691	677
Total liabilities	8,997	8,385
Stockholders' equity	5,312	4,288
Total liabilities and stockholders' equity	$14,309	$12,673

	52 weeks	53 weeks
	ended	ended
	Feb. 2,	Feb. 3,
SUMMARY STATEMENTS OF CASH FLOWS:	2008	2007
Net cash provided by/(used in):
Total operating activities	$1,244	$1,255 (1)
Investing activities:
Capital expenditures	(1,243)	(772)
Proceeds from sale of assets	26	20
Total investing activities	(1,217)	(752)
Financing activities:
Change in debt	234	(21)
Stock repurchase program	(400)	(750)
Other changes in stock	54	173
Dividends paid	(174)	(153)
Total financing activities	(286)	(751)
Cash (paid for) discontinued operations	(17)	(21)
Net (decrease) in cash and short-term investments	(276)	(269)
Cash and short-term investments at beginning of period	2,747	3,016
Cash and short-term investments at end of period	$2,471	$2,747

(1) Includes a voluntary $300 million contribution to the Company's pension plan.

2